N E W S R E L E A S E

CONTACT: Paul Seavey	FOR IMMEDIATE RELEASE
(800) 247-5279	April 18, 2022

ELS REPORTS FIRST QUARTER RESULTS
Continued Strong Performance;
Guidance Update

CHICAGO, IL – April 18, 2022 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter ended March 31, 2022. All per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter Ended March 31, 2022
For the quarter ended March 31, 2022, total revenues increased $56.6 million, or 18.6 percent, to $360.2 million compared to $303.6 million for the same period in 2021. For the quarter ended March 31, 2022, net income available for Common Stockholders increased $17.7 million, or $0.09 per Common Share, to $82.9 million, or $0.45 per Common Share, compared to $65.2 million, or $0.36 per Common Share, for the same period in 2021.
Non-GAAP Financial Measures and Portfolio Performance
For the quarter ended March 31, 2022, Funds from Operations (“FFO”) available for Common Stock and OP Unit holders increased $20.3 million, or $0.09 per Common Share, to $140.9 million, or $0.72 per Common Share, compared to $120.6 million, or $0.63 per Common Share, for the same period in 2021.
For the quarter ended March 31, 2022, Normalized Funds from Operations (“Normalized FFO”) available for Common Stock and OP Unit holders increased $18.8 million, or $0.08 per Common Share, to $141.4 million, or $0.72 per Common Share, compared to $122.6 million, or $0.64 per Common Share, for the same period in 2021.
For the quarter ended March 31, 2022, property operating revenues, excluding deferrals, increased $37.2 million to $322.4 million, compared to $285.2 million for the same period in 2021. For the quarter ended March 31, 2022, income from property operations, excluding deferrals and property management, increased $22.3 million to $192.6 million, compared to $170.3 million for the same period in 2021.
For the quarter ended March 31, 2022, Core property operating revenues, excluding deferrals, increased approximately 9.5 percent and Core income from property operations, excluding deferrals and property management, increased approximately 9.0 percent compared to the same period in 2021.
Business Updates
Pages 1 and 2 of this Earnings Release and Supplemental Financial Information provide an update on operations and 2022 guidance.
Investment Activity
In February 2022, we completed the acquisition of Blue Mesa Recreational Ranch, a 385-site membership Recreational Vehicle (“RV”) community located in Gunnison, Colorado, and Pilot Knob RV Resort a 247-site RV community located in Winterhaven, California for an aggregate purchase price of $15.9 million.

i

Balance Sheet Activity
On February 24, 2022, we elected to extend our current “at the market” (“ATM”) offering program by entering into new separate Equity Distribution Agreements, pursuant to which we may sell, from time to time, shares of our common stock, having an aggregate offering price of up to $500 million. The new Equity Distribution Agreements replace the equity distribution agreements for our prior ATM offering program which had an aggregate offering price of up to $200 million.
In April 2022, we closed on a secured refinancing transaction generating gross proceeds of $200.0 million. The loan is secured by one MH community, has a fixed interest rate of 3.36% per annum and matures in 12 years. The net proceeds from the transaction were used to repay all debt scheduled to mature in 2022, as well as, to repay amounts outstanding on the line of credit. As a result, we have no debt maturing for the remainder of 2022 and 15% of our outstanding debt matures over the next five years.
About Equity LifeStyle Properties
We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago. As of April 18, 2022, we own or have an interest in 446 quality properties in 35 states and British Columbia consisting of 169,984 sites.
For additional information, please contact our Investor Relations Department at (800) 247-5279 or at investor_relations@equitylifestyle.com.
Conference Call
A live webcast of our conference call discussing these results will take place tomorrow, Tuesday, April 19, 2022, at 10:00 a.m. Central Time. Please visit the Investor Relations section at www.equitylifestyleproperties.com for the link. A replay of the webcast will be available for two weeks at this site.
Forward-Looking Statements
In addition to historical information, this press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•our ability to control costs and real estate market conditions, our ability to retain customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);
•our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;
•our ability to attract and retain customers entering, renewing and upgrading membership subscriptions;
•our assumptions about rental and home sales markets;
•our assumptions and guidance concerning 2022 growth rates and Net Income, FFO and Normalized FFO per share data;
•our ability to manage counterparty risk;
•our ability to renew our insurance policies at existing rates and on consistent terms;
•home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;
•results from home sales and occupancy will continue to be impacted by local economic conditions, including an adequate supply of homes at reasonable costs, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;
•impact of government intervention to stabilize site-built single-family housing and not manufactured housing;

ii

•effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;
•the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;
•unanticipated costs or unforeseen liabilities associated with recent acquisitions;
•our ability to obtain financing or refinance existing debt on favorable terms or at all;
•the effect of inflation and interest rates;
•the effect from any breach of our, or any of our vendors', data management systems;
•the dilutive effects of issuing additional securities;
•the outcome of pending or future lawsuits or actions brought by or against us, including those disclosed in our filings with the Securities and Exchange Commission; and
•other risks indicated from time to time in our filings with the Securities and Exchange Commission.

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2022 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort and marina sites; (iii) scheduled or implemented rate increases on community, resort and marina sites; (iv) scheduled or implemented rate increases in annual payments under membership subscriptions; (v) occupancy changes; (vi) our ability to attract and retain membership customers; (vii) change in customer demand regarding travel and outdoor vacation destinations; (viii) our ability to manage expenses in an inflationary environment; (ix) our ability to integrate and operate recent acquisitions in accordance with our estimates; (x) our ability to execute expansion/development opportunities in the face of supply chain delays/shortages; (xi) completion of pending transactions in their entirety and on assumed schedule; (xii) our ability to attract and retain property employees, particularly seasonal employees; (xiii) ongoing legal matters and related fees; and (xiv) costs to restore property operations and potential revenue losses following storms or other unplanned events. In addition, these forward-looking statements, including our 2022 guidance are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy, the extent and impact of governmental responses and the impact of operational changes we have implemented and may implement in response to the pandemic.

For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

    These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

iii

Supplemental Financial Information

Operations Update

We have continued our strong performance in 2022, as marked by these key operational and financial accomplishments:
•Normalized FFO per Common Share on a fully diluted basis was $0.72 for the quarter ended March 31, 2022, 14% higher than the quarter ended March 31, 2021.
•Core Portfolio generated growth of 9.0% in income from property operations, excluding deferrals and property management, for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021.
•MH occupancy within our Core Portfolio increased by 296 sites as of March 31, 2022 compared to March 31, 2021.
•Manufactured homeowners within our Core Portfolio increased by 191 to 65,623 as of March 31, 2022 compared to 65,432 as of December 31, 2021.
•RV and marina and MH rental income within our Core Portfolio increased by 21.4% and 5.6%, respectively, for the quarter ended March 31, 2022, compared to quarter ended March 31, 2021.
•RV Annual and MH rate increases within our Core Portfolio were 5.5% and 5.1%, respectively, for the quarter ended March 31, 2022, compared to the quarter ended March 31, 2021.
•New home sales were 261 for the quarter ended March 31, 2022, compared to 192 for the quarter ended March 31, 2021, an increase of 35.9%.

1Q 2022 Supplemental Financial Information	1	Equity LifeStyle Properties, Inc.

2022 Guidance (1)

($ in millions except per share)

	Second Quarter	Full Year
Net Income/share	$0.31 to $0.37	$1.61 to $1.71
FFO/share	$0.58 to $0.64	$2.67 to $2.77
Normalized FFO/share	$0.59 to $0.65	$2.68 to $2.78

Core Portfolio:
MH rate growth	5.1% to 5.3%	5.1% to 5.3%
RV Annual rate growth	6.3% to 6.5%	5.9% to 6.1%
Combined RV Seasonal and Transient base rental income growth	3.5% to 4.5%	13.5% to 14.5%
Property operating revenue growth rate	4.2% to 4.8%	5.5% to 6.5%
Property operating expense growth rate	6.1% to 6.7%	4.3% to 5.3%
Income from property operations, excluding deferrals and property management growth rate(2) (3)	2.7% to 3.3%	6.3% to 7.3%

______________________
(1)    Second quarter and full year 2022 guidance ranges represent a range of possible outcomes and the midpoint reflects management's estimate of the most likely outcome. Actual growth rates and per share amounts could vary materially from growth rates and per share amounts presented above if any of our assumptions, including occupancy and rate changes, our ability to manage expenses in an inflationary environment, our ability to integrate and operate recent acquisitions and costs to restore property operations and potential revenue losses following storms or other unplanned events, is incorrect. See Forward-Looking Statements in this release for additional factors impacting our 2022 guidance assumptions.
(2)    The expected contribution of our second quarter Core Income from property operations, excluding deferrals and property management is within a range of 23% to 24% of our expected full year Core Income from property operations, excluding deferrals and property management.
(3)    As disclosed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, Utility and other income in our Core portfolio for the second quarter of 2021 included insurance recovery revenue of $2.4 million related to Hurricane Hanna.

1Q 2022 Supplemental Financial Information	2	Equity LifeStyle Properties, Inc.

Investor Information

Equity Research Coverage(1)
Bank of America Securities	Barclays	Berenberg Bank
Jeffrey Spector/ Joshua Dennerlein	Anthony Powell	Keegan Carl

BMO Capital Markets	Citi Research	Colliers Securities
John Kim	Michael Bilerman/ Nick Joseph	David Toti

Evercore ISI	Green Street Advisors	RBC Capital Markets
Steve Sakwa/ Samir Khanal	John Pawlowski	Brad Heffern

Robert W. Baird & Company	UBS
Wes Golladay	Michael Goldsmith

______________________
1.Any opinions, estimates or forecasts regarding our performance made by these analysts or agencies do not represent our opinions, forecasts or predictions. We do not, by reference to these firms, imply our endorsement of or concurrence with such information, conclusions or recommendations.

1Q 2022 Supplemental Financial Information	3	Equity LifeStyle Properties, Inc.

Financial Highlights

(In millions, except Common Shares and OP Units outstanding and per share data, unaudited)

	As of and for the Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	Jun 30, 2021	Mar 31, 2021
Operating Information
Total revenues	$360.2	$335.3	$347.2	$330.0	$303.6
Net income	$87.1	$68.8	$74.1	$64.1	$69.0
Net income available for Common Stockholders	$82.9	$65.5	$70.6	$61.1	$65.2
Adjusted EBITDAre (1)	$168.4	$150.7	$150.8	$144.6	$147.9
FFO available for Common Stock and OP Unit holders (1)(2)	$140.9	$123.0	$124.5	$117.6	$120.6
Normalized FFO available for Common Stock and OP Unit holders (1)(2)	$141.4	$123.6	$124.5	$118.3	$122.6
Funds Available for Distribution ("FAD") for Common Stock and OP Unit holders (1)(2)	$125.1	$102.3	$106.1	$99.0	$111.0

Common Shares and OP Units Outstanding (In thousands) and Per Share Data
Common Shares and OP Units, end of the period	195,303	194,946	192,852	192,847	192,779
Weighted average Common Shares and OP Units outstanding - Fully Diluted	195,246	193,412	192,736	192,701	192,685
Net income per Common Share - Fully Diluted (3)	$0.45	$0.36	$0.38	$0.33	$0.36
FFO per Common Share and OP Unit - Fully Diluted	$0.72	$0.64	$0.65	$0.61	$0.63
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.72	$0.64	$0.65	$0.61	$0.64
Dividends per Common Share	$0.4100	$0.3625	$0.3625	$0.3625	$0.3625

Balance Sheet
Total assets	$5,265	$5,308	$4,982	$4,824	$4,786
Total liabilities	$3,734	$3,822	$3,673	$3,522	$3,481

Market Capitalization
Total debt (4)	$3,193	$3,303	$3,154	$3,010	$3,012
Total market capitalization (5)	$18,130	$20,392	$18,216	$17,340	$15,280

Ratios
Total debt / total market capitalization	17.6%	16.2%	17.3%	17.4%	19.7%
Total debt / Adjusted EBITDAre (6)	5.2	5.6	5.5	5.4	5.7
Interest coverage (7)	5.7	5.5	5.5	5.4	5.2
Fixed charges(8)	5.6	5.5	5.4	5.3	5.1

______________________
1.See Non-GAAP Financial Measures Definitions and Reconciliations at the end of the supplemental financial information for definitions of Adjusted EBITDAre, FFO, Normalized FFO and FAD and a reconciliation of Consolidated net income to Adjusted EBITDAre.
2.See page 9 for a reconciliation of Net income available for Common Stockholders to Non-GAAP financial measures FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.
3.Net income per Common Share - Fully Diluted is calculated before Income allocated to non-controlling interest - Common OP Units.
4.Excludes deferred financing costs of approximately $29.4 million as of March 31, 2022.
5.See page 16 for the calculation of market capitalization as of March 31, 2022.
6.Calculated using trailing twelve months Adjusted EBITDAre.
7.Calculated by dividing trailing twelve months Adjusted EBITDAre by the interest expense incurred during the same period.
8.See Non-GAAP Financial Measures Definitions and Reconciliations at the end of the supplemental financial information for a definition of fixed charges. This ratio is calculated by dividing trailing twelve months Adjusted EBITDAre by the sum of fixed charges and preferred stock dividends, if any, during the same period.

1Q 2022 Supplemental Financial Information	4	Equity LifeStyle Properties, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Investment in real estate:
Land	$2,025,609	$2,019,787
Land improvements	3,962,367	3,912,062
Buildings and other depreciable property	1,083,942	1,057,215
	7,071,918	6,989,064
Accumulated depreciation	(2,150,238)	(2,103,774)
Net investment in real estate	4,921,680	4,885,290
Cash and restricted cash	38,120	123,398
Notes receivable, net	40,542	39,955
Investment in unconsolidated joint ventures	79,688	70,312
Deferred commission expense	47,859	47,349
Other assets, net	136,916	141,567
Total Assets	$5,264,805	$5,307,871

Liabilities and Equity
Liabilities:
Mortgage notes payable, net	$2,598,830	$2,627,783
Term loan, net	496,148	297,436
Unsecured line of credit	69,000	349,000
Accounts payable and other liabilities	166,435	172,285
Deferred membership revenue	182,181	176,439
Accrued interest payable	9,175	9,293
Rents and other customer payments received in advance and security deposits	132,412	118,696
Distributions payable	80,287	70,768
Total Liabilities	3,734,468	3,821,700
Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized as of March 31, 2022 and December 31, 2021; none issued and outstanding.	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 186,006,354 and 185,640,379 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.	1,916	1,913
Paid-in capital	1,619,164	1,593,362
Distributions in excess of accumulated earnings	(177,158)	(183,689)
Accumulated other comprehensive income	13,448	3,524
Total Stockholders’ Equity	1,457,370	1,415,110
Non-controlling interests – Common OP Units	72,967	71,061
Total Equity	1,530,337	1,486,171
Total Liabilities and Equity	$5,264,805	$5,307,871

1Q 2022 Supplemental Financial Information	5	Equity LifeStyle Properties, Inc.

Consolidated Statements of Income

(In thousands, unaudited)

	Quarters Ended March 31,
	2022	2021
Revenues:
Rental income	$285,065	$249,022
Annual membership subscriptions	15,157	13,654
Membership upgrade sales current period, gross	7,151	10,014
Membership upgrade sales upfront payments, deferred, net	(4,084)	(7,427)
Other income	13,542	10,521
Gross revenues from home sales, brokered resales and ancillary services (1)	39,695	25,160
Interest income	1,759	1,767
Income from other investments, net	1,904	936
Total revenues	360,189	303,647

Expenses:
Property operating and maintenance	103,992	88,873
Real estate taxes	19,457	17,850
Sales and marketing, gross	4,914	6,176
Membership sales commissions, deferred, net	(583)	(1,499)
Property management	17,871	15,380
Depreciation and amortization	49,394	45,398
Cost of home sales, brokered resales and ancillary services (1)	30,684	18,836
Home selling expenses and ancillary operating expenses (1)	6,481	4,941
General and administrative	12,297	10,512
Other expenses	823	698
Early debt retirement	516	2,029
Interest and related amortization	27,464	26,275
Total expenses	273,310	235,469
Loss on sale of real estate, net	—	(59)
Income before equity in income of unconsolidated joint ventures	86,879	68,119
Equity in income of unconsolidated joint ventures	171	868
Consolidated net income	87,050	68,987

Income allocated to non-controlling interests – Common OP Units	(4,144)	(3,747)
Net income available for Common Stockholders	$82,906	$65,240

______________________
1.Prior period amounts have been reclassified to conform to the current period presentation.

1Q 2022 Supplemental Financial Information	6	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

This document contains certain non-GAAP measures used by management that we believe are helpful to understand our business. We believe investors should review these non-GAAP measures along with GAAP net income and cash flows from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. For definitions and reconciliations of non-GAAP measures to our financial statements as prepared under GAAP, refer to both Reconciliation of Net Income to Non-GAAP Financial Measures on page 9 and Non-GAAP Financial Measures Definitions and Reconciliations on pages 18 - 20.

1Q 2022 Supplemental Financial Information	7	Equity LifeStyle Properties, Inc.

Selected Non-GAAP Financial Measures

(In millions, except per share data, unaudited)

Quarter Ended
March 31, 2022
Income from property operations, excluding deferrals and property management - 2021 Core (1)	$182.1
Income from property operations, excluding deferrals and property management - Non-Core (1)	10.5
Property management and general and administrative	(30.2)
Other income and expenses	6.5
Interest and related amortization	(27.5)
Normalized FFO available for Common Stock and OP Unit holders (2)	$141.4
Early debt retirement	(0.5)
FFO available for Common Stock and OP Unit holders (2)	$140.9

FFO per Common Share and OP Unit - Fully Diluted	$0.72
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.72

Normalized FFO available for Common Stock and OP Unit holders (2)	$141.4
Non-revenue producing improvements to real estate	(16.3)
FAD for Common Stock and OP Unit holders (2)	$125.1

Weighted average Common Shares and OP Units - Fully Diluted	195.2

______________________
1.See page 11 for details of the Core Income from Property Operations, excluding deferrals and property management. See page 12 for details of the Non-Core Income from Property Operations, excluding deferrals and property management.
2.See page 9 for a reconciliation of Net income available for Common Stockholders to FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.

1Q 2022 Supplemental Financial Information	8	Equity LifeStyle Properties, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(In thousands, except per share data, unaudited)

	Quarters Ended March 31,
	2022	2021
Net income available for Common Stockholders	$82,906	$65,240
Income allocated to non-controlling interests – Common OP Units	4,144	3,747
Membership upgrade sales upfront payments, deferred, net	4,084	7,427
Membership sales commissions, deferred, net	(583)	(1,499)
Depreciation and amortization	49,394	45,398
Depreciation on unconsolidated joint ventures	941	183
Loss on sale of real estate, net	—	59
FFO available for Common Stock and OP Unit holders	140,886	120,555
Early debt retirement	516	2,029
Normalized FFO available for Common Stock and OP Unit holders	141,402	122,584
Non-revenue producing improvements to real estate	(16,337)	(11,584)
FAD for Common Stock and OP Unit holders	$125,065	$111,000

Net income available per Common Share - Basic	$0.45	$0.36
Net income available per Common Share - Fully Diluted (1)	$0.45	$0.36

FFO per Common Share and OP Unit - Basic	$0.72	$0.63
FFO per Common Share and OP Unit - Fully Diluted	$0.72	$0.63

Normalized FFO per Common Share and OP Unit - Basic	$0.73	$0.64
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.72	$0.64

Weighted average Common Shares outstanding - Basic	185,690	181,945
Weighted average Common Shares and OP Units outstanding - Basic	194,991	192,418
Weighted average Common Shares and OP Units outstanding - Fully Diluted	195,246	192,685

______________________
1.Net income per fully diluted Common Share is calculated before Income allocated to non-controlling interest - Common OP Units.

1Q 2022 Supplemental Financial Information	9	Equity LifeStyle Properties, Inc.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended March 31,
	2022	2021
MH base rental income (2)	$157.3	$149.0
Rental home income (2)	4.0	4.3
RV and marina base rental income (2)	108.8	83.6
Annual membership subscriptions	15.2	13.6
Membership upgrade sales current period, gross	7.2	10.0
Utility and other income (2)	29.9	24.7
Property operating revenues	322.4	285.2

Property operating, maintenance and real estate taxes (2)	124.9	108.7
Sales and marketing, gross	4.9	6.2
Property operating expenses	129.8	114.9
Income from property operations, excluding deferrals and property management (1)	$192.6	$170.3

Manufactured home site figures and occupancy averages:
Total sites	73,463	72,994
Occupied sites	69,646	69,303
Occupancy %	94.8%	94.9%
Monthly base rent per site	$753	$717

RV and marina base rental income:
Annual	$64.4	$54.5
Seasonal	26.6	15.4
Transient	17.8	13.7
Total RV and marina base rental income	$108.8	$83.6

______________________
1.Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.
2.MH base rental income, Rental home income, RV and marina base rental income and Utility income, net of bad debt expense, are presented in Rental income in the Consolidated Statements of Income on page 6. Bad debt expense is presented in Property operating, maintenance and real estate taxes in this table.

1Q 2022 Supplemental Financial Information	10	Equity LifeStyle Properties, Inc.

Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended March 31,
	2022	2021	Change (2)
MH base rental income	$154.4	$146.2	5.6%
Rental home income	4.0	4.3	(7.8)%
RV and marina base rental income	96.4	79.4	21.4%
Annual membership subscriptions	15.1	13.7	10.6%
Membership upgrade sales current period, gross	7.1	10.0	(28.9)%
Utility and other income	26.3	23.4	12.2%
Property operating revenues	303.3	277.0	9.5%

Utility expense	33.7	29.1	15.8%
Payroll	24.6	22.9	7.0%
Repair & Maintenance	18.8	15.9	18.2%
Insurance and other (3)	22.0	19.6	12.3%
Real estate taxes	17.2	16.2	6.0%
Sales and marketing, gross	4.9	6.2	(20.7)%
Property operating expenses	121.2	109.9	10.3%
Income from property operations, excluding deferrals and property management (1)	$182.1	$167.1	9.0%

Occupied sites (4)	68,933	68,637

Core manufactured home site figures and occupancy averages:
Total sites	72,455	71,995
Occupied sites	68,876	68,547
Occupancy % (5)	95.1%	95.2%
Monthly base rent per site	$747	$711

Core RV and marina base rental income:
Annual (6)	$55.4	$51.0	8.6%
Seasonal	24.9	15.1	64.8%
Transient	16.1	13.3	21.2%
Total RV and marina base rental income	$96.4	$79.4	21.4%

Core utility information:
Income	$15.5	$13.5	14.8%
Expense	33.7	29.1	15.8%
Expense, net	$18.2	$15.6	16.7%

Utility Recovery Rate (7)	46.0%	46.4%
______________________
1.Excludes property management and the GAAP deferral of membership upgrades sales upfront payments and membership sales commissions, net.
2.Calculations prepared using actual results without rounding.
3.Includes bad debt expense for the periods presented.
4.Occupied sites are presented as of the end of the period. Occupied sites have increased by 38 from 68,895 at December 31, 2021.
5.The decrease in the occupancy rate is due to additional expansion sites.
6.Core Annual marina base rental income represents approximately 99% of the total Core marina base rental income for all periods presented.
7.Calculated by dividing the utility income by utility expense.

1Q 2022 Supplemental Financial Information	11	Equity LifeStyle Properties, Inc.

Non-Core Income from Property Operations (1)

(In millions, unaudited)

Quarter Ended
March 31, 2022
MH base rental income	$2.9
RV and marina base rental income	12.4
Annual membership subscriptions	0.1
Utility and other income	3.7
Property operating revenues	19.1

Property operating expenses (2)	8.6
Income from property operations, excluding deferrals and property management (1)	$10.5

______________________
1.Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.
2.Includes bad debt expense for the period presented.

1Q 2022 Supplemental Financial Information	12	Equity LifeStyle Properties, Inc.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarters Ended March 31,
	2022	2021
Manufactured homes:
Rental operations revenues (1)	$11.3	$12.4
Rental home operations expense (2)	1.4	1.2
Income from rental home operations	9.9	11.2
Depreciation on rental homes (3)	2.5	2.6
Income from rental operations, net of depreciation	$7.4	$8.6

Occupied rentals: (4)
New	2,908	3,383
Used	402	524
Total occupied rental sites	3,310	3,907

	As of March 31, 2022		As of March 31, 2021
Cost basis in rental homes: (5)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$228.8	$185.9	$237.6	$203.2
Used	15.0	7.9	15.3	9.0
Total rental homes	$243.8	$193.8	$252.9	$212.2

______________________
1.For the quarters ended March 31, 2022 and 2021, approximately $7.4 million and $8.1 million, respectively, of the rental operations revenue is included in the MH base rental income in the Core Income from Property Operations on page 11. The remainder of the rental operations revenue is included in Rental home income for the quarters ended March 31, 2022 and 2021 in the Core Income from Property Operations on page 11.
2.Rental home operations expense is included in Property operating, maintenance and real estate taxes in the Consolidated Income from Property Operations on page 10. Rental home operations expense is included in Insurance and other in the Core Income from Property Operations on page 11.
3.Depreciation on rental homes in our Core portfolio is presented in Depreciation and amortization in the Consolidated Statements of Income on page 6.
4.Occupied rentals as of the end of the period in our Core portfolio. Included in the quarters ended March 31, 2022 and 2021 were 210 and 295 homes rented through ECHO Financing LLC ("ECHO joint venture"), respectively. As of March 31, 2022 and 2021, the rental home investment associated with the ECHO joint venture totaled approximately $8.2 million and $11.6 million, respectively.
5.Includes both occupied and unoccupied rental homes in our Core portfolio. New home cost basis does not include the costs associated with our ECHO joint venture. As of March 31, 2022 and 2021, our investment in the ECHO joint venture was approximately $18.3 million and $17.5 million, respectively.

1Q 2022 Supplemental Financial Information	13	Equity LifeStyle Properties, Inc.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of March 31, 2022
Sites (1)
MH sites	73,400
RV sites:
Annual	34,000
Seasonal	12,700
Transient	14,700
Marina slips	6,900
Membership (2)	25,500
Joint Ventures (3)	2,800
Total	170,000

Home Sales - Select Data
	Quarters Ended March 31,
	2022	2021
Total New Home Sales Volume (4)	261	192
New Home Sales Volume - ECHO joint venture	22	8
New Home Sales Gross Revenues (4)	$25,530	$14,338

Total Used Home Sales Volume	72	102
Used Home Sales Gross Revenues	$998	$882

Brokered Home Resales Volume	188	160
Brokered Home Resales Gross Revenues	$611	$433

______________________
1.MH sites are generally leased on an annual basis to residents who own or lease factory-built homes, including manufactured homes. Annual RV and marina sites are leased on an annual basis to customers who generally have an RV, factory-built cottage, boat or other unit placed on the site, including those Northern properties that are open for the summer season. Seasonal RV and marina sites are leased to customers generally for one to six months. Transient RV and marina sites are leased to customers on a short-term basis.
2.Sites primarily utilized by approximately 128,100 members. Includes approximately 6,200 sites rented on an annual basis.
3.Joint ventures have approximately 1,800 annual Sites and 1,000 transient Sites.
4.Total new home sales volume includes home sales from our ECHO joint venture. New home sales gross revenues does not include the revenues associated with the ECHO joint venture.

1Q 2022 Supplemental Financial Information	14	Equity LifeStyle Properties, Inc.

Memberships - Select Data

(Unaudited)

	Years Ended December 31,
	2018	2019	2020	2021	Q1 2022 (1)
Member Count (2)	111,094	115,680	116,169	125,149	128,081
Thousand Trails Camping Pass (TTC) Origination	37,528	41,484	44,129	50,523	10,956
TTC Sales	17,194	19,267	20,587	23,923	4,573
RV Dealer TTC Activations	20,334	22,217	23,542	26,600	6,383
Number of annuals (3)	5,888	5,938	5,986	6,320	6,217
Number of upgrade sales (4)	2,500	2,919	3,373	4,863	892

(In thousands, unaudited)
Annual membership subscriptions	$47,778	$51,015	$53,085	$58,251	$15,157
RV base rental income from annuals	$18,363	$19,634	$20,761	$23,127	$6,011
RV base rental income from seasonals/transients	$19,840	$20,181	$18,126	$25,562	$3,553
Membership upgrade sales current period, gross	$15,191	$19,111	$21,739	$36,270	$7,151
Utility and other income	$2,410	$2,422	$2,426	$2,735	$479

______________________
1.Activity through March 31, 2022.
2.Members have entered into annual subscriptions with us that entitle them to use certain properties on a continuous basis for up to 21 days.
3.Members who rent a specific site for an entire year in connection with their membership subscriptions.
4.Existing members who have upgraded memberships are eligible for enhanced benefits, including but not limited to longer stays, the ability to make earlier reservations, potential discounts on rental units, and potential access to additional properties. Upgrades require a non-refundable upfront payment.

1Q 2022 Supplemental Financial Information	15	Equity LifeStyle Properties, Inc.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of March 31, 2022

	Total Common Shares/Units	% of Total Common Shares/Units	Total	% of Total	% of Total Market Capitalization

Secured Debt			$2,624	82.2%
Unsecured Debt			569	17.8%
Total Debt (1)			$3,193	100.0%	17.6%

Common Shares	186,006,354	95.2%
OP Units	9,297,011	4.8%
Total Common Shares and OP Units	195,303,365	100.0%
Common Stock price at March 31, 2022	$76.48
Fair Value of Common Shares and OP Units			$14,937	100.0%
Total Equity			$14,937	100.0%	82.4%

Total Market Capitalization			$18,130		100.0%

______________________
1.    Excludes deferred financing costs of approximately $29.4 million.

1Q 2022 Supplemental Financial Information	16	Equity LifeStyle Properties, Inc.

Debt Maturity Schedule

Debt Maturity Schedule as of March 31, 2022
(In thousands, unaudited)

Year	Secured Debt	Weighted Average Interest Rate	Unsecured Debt (1)	Weighted Average Interest Rate	Total Debt	% of Total Debt	Weighted Average Interest Rate
2022	$59,053	3.90%	$—	—%	$59,053	1.89%	3.90%
2023	95,248	4.95%	—	—%	95,248	3.05%	4.95%
2024	10,170	5.49%	—	—%	10,170	0.33%	5.49%
2025	95,191	3.45%	—	—%	95,191	3.05%	3.45%
2026	—	—%	300,000	1.79%	300,000	9.60%	1.79%
2027	—	—%	200,000	1.42%	200,000	6.40%	1.42%
2028	210,927	4.19%	—	—%	210,927	6.75%	4.19%
2029	39,927	4.10%	—	—%	39,927	1.28%	4.10%
2030	275,385	2.69%	—	—%	275,385	8.81%	2.69%
2031	265,704	2.46%	—	—%	265,704	8.50%	2.46%
Thereafter	1,572,547	3.82%	—	—%	1,572,547	50.34%	3.82%
Total	$2,624,152	3.63%	$500,000	1.65%	$3,124,152	100.0%	3.32%

Unsecured Line of Credit	—		69,000		69,000

Note Premiums	257		—		257

Total Debt	2,624,409		569,000		3,193,409

Deferred Financing Costs	(25,580)		(3,851)		(29,431)

Total Debt, net	$2,598,829		$565,149		$3,163,978		3.45%	(1)

Average Years to Maturity	11.7		4.3		10.4

______________________
1.Reflects effective interest rate for the quarter ended March 31, 2022, including interest associated with the line of credit and amortization of note premiums and deferred financing costs.

1Q 2022 Supplemental Financial Information	17	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures Definitions and Reconciliations

FUNDS FROM OPERATIONS (FFO). We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated membership upgrade contract term. Although the NAREIT definition of FFO does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
NORMALIZED FUNDS FROM OPERATIONS (NORMALIZED FFO). We define Normalized FFO as FFO excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
FUNDS AVAILABLE FOR DISTRIBUTION (FAD). We define FAD as Normalized FFO less non-revenue producing capital expenditures.
We believe that FFO, Normalized FFO and FAD are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
INCOME FROM PROPERTY OPERATIONS, EXCLUDING DEFERRALS AND PROPERTY MANAGEMENT. We define Income from property operations, excluding deferrals and property management as rental income, membership subscriptions and upgrade sales, utility and other income less property and rental home operating and maintenance expenses, real estate taxes, sales and marketing expenses, excluding property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net. For comparative purposes, we present bad debt expense within Property operating, maintenance and real estate taxes in the current and prior periods. We believe that this Non-GAAP financial measure is helpful to investors and analysts as a measure of the operating results of our properties.

1Q 2022 Supplemental Financial Information	18	Equity LifeStyle Properties, Inc.

The following table reconciles Net income available for Common Stockholders to Income from property operations:

	Quarters Ended March 31,
(amounts in thousands)	2022	2021
Net income available for Common Stockholders	$82,906	$65,240
Income allocated to non-controlling interests – Common OP Units	4,144	3,747
Equity in income of unconsolidated joint ventures	(171)	(868)
Income before equity in income of unconsolidated joint ventures	86,879	68,119
Loss on sale of real estate, net	—	59
Membership upgrade sales upfront payments, deferred, net	4,084	7,427
Gross revenues from home sales, brokered resales and ancillary services (1)	(39,695)	(25,160)
Interest income	(1,759)	(1,767)
Income from other investments, net	(1,904)	(936)
Membership sales commissions, deferred, net	(583)	(1,499)
Property management	17,871	15,380
Depreciation and amortization	49,394	45,398
Cost of home sales, brokered resales and ancillary services (1)	30,684	18,836
Home selling expenses and ancillary operating expenses	6,481	4,941
General and administrative	12,297	10,512
Other expenses	823	698
Early debt retirement	516	2,029
Interest and related amortization	27,464	26,275
Income from property operations, excluding deferrals and property management	192,552	170,312
Membership upgrade sales upfront payments, and membership sales commissions, deferred, net	(3,501)	(5,928)
Property management	(17,871)	(15,380)
Income from property operations	$171,180	$149,004
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre) AND ADJUSTED EBITDAre. We define EBITDAre as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, gains or losses from sales of properties, impairments charges, and adjustments to reflect our share of EBITDAre of unconsolidated joint ventures. We compute EBITDAre in accordance with our interpretation of the standards established by NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of EBITDAre does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of EBITDAre.
We define Adjusted EBITDAre as EBITDAre excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items.
We believe that EBITDAre and Adjusted EBITDAre may be useful to an investor in evaluating our operating performance and liquidity because the measures are widely used to measure the operating performance of an equity REIT.

______________________
1.Prior period amounts have been reclassified to conform to the current period presentation.

1Q 2022 Supplemental Financial Information	19	Equity LifeStyle Properties, Inc.

The following table reconciles Consolidated net income to EBITDAre and Adjusted EBITDAre:

	Quarters Ended March 31,
(amounts in thousands)	2022	2021
Consolidated net income	$87,050	$68,987
Interest income	(1,759)	(1,767)
Membership upgrade sales upfront payments, deferred, net	4,084	7,427
Membership sales commissions, deferred, net	(583)	(1,499)
Real estate depreciation and amortization	49,394	45,398
Other depreciation and amortization	827	704
Interest and related amortization	27,464	26,275
Loss on sale of real estate, net	—	59
Adjustments to our share of EBITDAre of unconsolidated joint ventures	1,456	246
EBITDAre	167,933	145,830
Early debt retirement	516	2,029
Adjusted EBITDAre	$168,449	$147,859
CORE. The Core properties include properties we owned and operated during all of 2021 and 2022. We believe Core is a measure that is useful to investors for annual comparison as it removes the fluctuations associated with acquisitions, dispositions and significant transactions or unique situations.
NON-CORE. The Non-Core properties include properties that were not owned and operated during all of 2021 and 2022. This includes, but is not limited to, six RV communities and eleven marinas acquired during 2021, one membership RV community and one RV community acquired during 2022 and our Westwinds MH community and Nicholson Plaza.
INCOME FROM RENTAL OPERATIONS, NET OF DEPRECIATION. We use Income from rental operations, net of depreciation as an alternative measure to evaluate the operating results of our home rental program. Income from rental operations, net of depreciation, represents income from rental operations less depreciation expense on rental homes. We believe this measure is meaningful for investors as it provides a complete picture of the home rental program operating results, including the impact of depreciation, which affects our home rental program investment decisions.
NON-REVENUE PRODUCING IMPROVEMENTS. Represents capital expenditures that do not directly result in increased revenue or expense savings and are primarily comprised of common area improvements, furniture and mechanical improvements.
FIXED CHARGES. Fixed charges consist of interest expense, amortization of note premiums and debt issuance costs.

1Q 2022 Supplemental Financial Information	20	Equity LifeStyle Properties, Inc.